JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (“Agreement”) is entered into as of September 6, 2007 (the “Effective Date”), by and between Essential Innovations Technology Corp,. a corporation formed and existing under the laws of the State of Nevada, USA (“ESIV”), [Dragonfly Capital, a North Carolina Corporation (“Dragonfly”)], and Optimira Energy Canada, Ltd., a corporation formed and existing under the laws of the Province of Ontario, Canada (“Optimira”, and along with ESIV and Dragonfly being sometimes referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

The Parties desire to form a new, special purpose entity for the purpose of constructing, financing, and leasing geothermal projects on the terms set forth herein.

ESIV and Optimira entered into a Summary of Terms and Conditions, dated June 8, 2007, which described, among other things, their expectations concerning the formation of the special purpose entity and their expected rights and obligations in Projects selected for joint development.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

GENERAL

1.1       Definitions. Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Section 1.1. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa. “Includes” or “including” shall mean “including, without limitation.”

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Agreement” means this Agreement, as amended, modified or supplemented from time to time.

“Confidential Information” has the meaning set forth in Section 6.1.

“Discloser” has the meaning set forth in Section 6.1.

“Indemnified Party” has the meaning set forth in Section 4.1.

“Indemnifying Party” has the meaning set forth in Section 4.1.

“Indemnity Claim” has the meaning set forth in Section 4.3(a).

“Joint Venture” has the meaning set forth in the Recitals.

“[JD Entity]” has the meaning set forth in Section 1.2.

“Negotiating Period” has the meaning set forth in Section 5.5(c).

“Offered Interest” has the meaning set forth in Section 5.5(a).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Percentage Interest” has the meaning set forth in Section 2.1.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, estate or governmental agency.

“Project” has the meaning given in Section 1.4(a).

“Prospect” has the meaning given in Section 1.6.

“Purposes” has the meaning given in Section 1.4.

“Recipient” has the meaning set forth in Section 6.1.

“Representatives” has the meaning given in Section 6.2.

“Seller” has the meaning set forth in Section 5.5(a).

“Seller’s Notice” has the meaning set forth in Section 5.5(a).

“Shareholders’ Agreement” has the meaning set forth in Section 1.2.

1.2       Contemplated Special Purpose Entity. The Parties shall, on or before September 17, 2007 (i) form a special purpose corporate entity (or such other form as the Parties may agree) in the Province of Ontario, Canada to be named _(To be determined)______, or such other name as the Parties shall agree (“[JD Entity]”), (ii) enter into a comprehensive shareholders’ agreement (the “Shareholders’ Agreement”) in connection therewith setting forth the respective rights and obligations of the Parties in greater detail; and (iii) enter into such other agreements as may be deemed necessary by the Parties to effectuate the purposes of [JD Entity]. [Note: Final form of the JD Entity to be determined, and upon such determination, the final form of the Shareholders’ Agreement can be determined.]

1.3       Principal Place of Business. [JD Entity’s] principal office and place of business shall be Ontario and may be changed from time to time, and other offices and places of business may be established from time to time by mutual agreement of the Parties.

1.4Purposes. The purposes of the [JD Entity] (“Purposes”) are:

(a)       to develop, arrange financing for, permit, and construct geothermal loop heat pumps systems for the projects set forth on Exhibit A hereto, as well as such other geothermal projects as may be identified by the Parties (the “Projects”); and

(b)       otherwise do all things reasonably necessary or advisable in connection with the above.

1.5       Filings; Licensing. The Parties shall cause to be executed, filed and published all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the Province of Ontario and other applicable jurisdictions as the Parties deem necessary or advisable for the operation and licensing of the [JD Entity] in order to fulfill the Purposes.

1.6       Exclusivity. The Parties intend that [JD Entity] be the primary vehicle for the development of geothermal loop projects if the type listed on Exhibit A. Towards that end ESIV agrees that prior to the developing any potential geothermal loop heat pump projects potentially available to ESIV (a “Prospect”), it will provide a written description of such Prospect to Optimira and the Company offering such Prospect to the Company for potential development and financing as a Project. Optimira shall have an initial fourteen (14) day period in which to evaluate the Prospect, and advise ESIV in writing whether Optimira is interested in pursuing such Prospect. If Optimira advises ESIV that it is interested in pursuing the Prospect, Optimira shall have an additional period of sixty (60) days to complete a due diligence evaluation of the Prospect and to negotiate definitive agreements with respect to the development and financing of such Prospect. During the initial fourteen (14) day period and, if Optimira advises ESIV that it is interested in pursuing the Prospect, during the additional sixty (60) day due diligence period, ESIV will not, and will cause its Affiliates, officers, directors, employees, agents or representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of, or participate in discussions or negotiations with respect to, or consummate, proposals or offers from, or enter into any agreement or understanding with any Person regarding arrangements or other contracts that could conflict with Optimira’s and the Company’s exclusive right to development and finance the Prospect with ESIV. If Optimira does not advise ESIV within the initial (14) day period that it is interested in pursuing the Prospect, or if during the additional sixty (60) day due diligence period Optimira advises ESIV that, as a result of such due diligence, it will not continue the development and finance of the Prospect, or the Parties do not enter into definitive agreements with respect to the development and financing of such Prospect within such additional (60) day period, then ESIV shall be free to develop and finance such Prospect without the Company or Optimira.

ARTICLE 2

PARTICIPATION

2.1	Participation.

(a)       The interests of the Parties in [JD Entity], and any profits and their respective shares of any losses and liabilities that may arise in respect thereof, and their interest in all property and equipment acquired and all money received by [JD Entity] (“Percentage Interests”), shall initially be as follows:

ESIV	46%
Dragonfly	3%
Optimira	51%

(b)       Upon the commencement of construction of each Project, which shall be defined as the earlier to occur of the issuance of a notice to proceed from the owner of the Project and the mobilization by [JD Entity] or ESIV, under a subcontract to [JD Entity], Optimira’s Percentage Interest shall be increased by seven percent (7.0%), and ESIV’s Percentage Interest shall be decreased by seven percent (7.0%), provided, that Optimira’s Percentage Interest shall not be increased above seventy-one percent (71%).

2.2       Expenses. Until such time as [JD Entity] has cash from operations or project financings available to pay expenses, each Party shall be responsible for the expenses incurred by such Party in fulfilling its obligations hereunder.

ARTICLE 3

DIVISION OF RESPONSIBILITY AND MANAGEMENT

3.1	Optimira Responsibilities. Optimira shall be primarily responsible for:

(a)       Forming [JD Entity] and drafting corporate governance documentation for [JD Entity];

(b)       Providing to [JD Entity] the lead management for each Project undertaken by [JD Entity];

(c)	developing detailed pro forma balance sheets for proposed Projects;

(d)       Subject to Section 3.4, developing, structuring, arranging for, and administering third party financing for the construction and operation of the Projects;

(e)	Providing construction management for each Project; and

(f)        Providing asset management, including the preparation of appropriate legal documentation and adherence to regulatory or utility laws if and where necessary and the collection of payments by [JD Entity] from the end users for the geothermal loop-field for each completed Project.

3.2ESIV Responsibilities. ESIV shall be primarily responsible for:

(a)	Identify potential Projects to Optimira and [JD Entity];

(b)       Providing drilling, HDPE pipe, materials and labor, ground loop tie-in, flushing and purging and system charging, and contract and project management for the complete geo-field portion of each geothermal loop-field infrastructure required for each Project on a turnkey, fixed price and fixed schedule basis pursuant to an engineering, procurement and construction (EPC) contract mutually acceptable to ESIV and Optimira (acting for [JD Entity]); and

(c)       Provide preferential pricing to [JD Entity] on heat pumps for long term lease/financing by [JD Entity] of such equipment to end-users on such Projects as Optimira has determined that such installation lease/financing by [JD Entity] is in the best interest of lease/financing by [JD Entity].

3.3       Mutual Responsibilities. In order to achieve the purposes of this Agreement, each Party agrees to:

(a)       Use its reasonable efforts to identify and resolve Project problems; and

(b)       Keep the other Parties informed as to its activities regarding the Project, and, subject to Article 6, supply the other Parties with such information as they may reasonably request.

3.4       Conditions Precedent to Project Financings. Optimira’s obligation to develop, arrange, and close financing for any Project shall, with respect to such Project, be subject to the satisfaction or waiver by Optimira of the following conditions precedent:

(a)       The satisfactory completion, in Optimira’s sole discretion, of financial, technical and legal due diligence with respect to such Project, which due diligence may include, without limitation, (i) a satisfactory environmental audit of the Project site disclosing no material potential liabilities related to or arising out of the presence of hazardous materials in, or environmental contamination of, the Project site; (ii) reviews and analyses with respect to Project costs and schedule, labor and employment relations, including without limitation union and collective bargaining agreements, pensions and benefit matters, and compliance with federal and state laws; and (iii) reviews, inspections and analyses of such other contractual, physical and legal matters as Optimira, in its sole discretion, deems relevant;

(b)       [JD Entity] obtaining all governmental approvals, authorizations, licenses, consents and permits necessary or appropriate, in Optimira’s sole judgment, for the construction, ownership, operation and maintenance, as applicable, of the Project;

(c)       [JD Entity] obtaining consents necessary or appropriate, in Optimira’s sole judgment, for the construction, ownership, operation and maintenance, as applicable, of the Project;

(d)       The receipt by Optimira of an opinion of counsel, satisfactory to Optimira, that the construction, ownership, operation and maintenance of the Project will not result in Optimira, or any Affiliate of Optimira, being regulated as a public utility or holding company; and

(e)       Such other Project specific conditions precedent as Optimira shall determine, in its reasonable discretion, are required for individual Projects.

3.5       Limitations on Authority. Except as approved in writing by Optimira and ESIV, no Party shall have any authority to bind [JD Entity] to any obligation or commitment (contingent or otherwise), and any agreement or undertaking entered into by any Party without the prior approval, or subsequent ratification by, Optimira and ESIV shall be the sole obligation of such Party. Each Party agrees that, without the prior written approval of Optimira and ESIV, it will not enter into any agreement or undertaking in the name of or on behalf of [JD Entity] or any other Party or hold itself out to any third party as having any authority to bind [JD Entity] or any other Party.

3.6       Management. No action will be taken on behalf of [JD Entity] without the prior written approval of Stephen Clevett and Jason McDiarmid.

3.7       Compensation and Reimbursement. Except as set forth in agreement between [JD Entity] and such Person, no Party or Affiliate of a Party shall be entitled to any fees or compensation from [JD Entity] for services rendered to [JD Entity] in connection with the activities of [JD Entity] or to reimbursement for costs or expenses incurred on behalf of [JD Entity] without the approval of Optimira and ESIV.

ARTICLE 4

INDEMNIFICATION; LIMITATION OF LIABILITY

4.1       General Indemnification. Each Party (each an “Indemnifying Party”), shall indemnify, defend and hold harmless the other Parties, each of their successors and permitted assigns, and each of their respective directors, officers, employees, agents and affiliates (each an “Indemnified Party”) against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), to the extent based upon, resulting from or arising out of (i) any inaccuracy or breach of such Indemnifying Party’s representations or warranties set forth in this Agreement, (ii) the breach by such Indemnifying Party of, or the failure by such Indemnifying Party to observe, any of its covenants or other agreements contained in this Agreement, or (iii) the negligence, recklessness or willful misconduct of the Indemnifying Party.

4.2       Environmental Indemnification.    Each Indemnifying Party shall indemnify, defend and hold harmless the Indemnified Parties against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), to the extent based upon, resulting from or arising out of the release by such Indemnifying Party of any hazardous materials in connection with a Project.

4.3Procedure for Indemnification with Respect to Third-Party Claims.

(a)       Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this Article 4, such Indemnified Party shall cause written notice of such legal proceedings or the assertion of such claim or demand (the “Indemnity Claim”) to be forwarded to the Indemnifying Party as promptly as practicable; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article 4 except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b)       Conduct of Claim. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Indemnity Claim, action or proceeding unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall notify the Indemnified Party in writing of such Indemnifying Party’s intention to assume the defense, compromise or settlement of any such Indemnity Claim, action or proceeding in accordance herewith. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnified Party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense of such Indemnity Claim, action or proceeding on behalf of the Indemnified Party) in which case the fees and expenses of such separate counsel (but not more than one separate firm for all Indemnified Parties as to any single action or proceeding in any one jurisdiction) shall be borne by the Indemnifying Party. The Indemnifying Party shall not settle or compromise any such Indemnity Claim, action or proceeding in which any relief other than the payment of money damages is sought against any Indemnified Party unless the Indemnified Party consents in writing to such compromise or settlement, which consent shall not be unreasonably withheld or delayed, and the Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into or judgment consented to without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c)       Access to Information. If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party, and any out of pocket expenses incurred by any Indemnified Party in connection therewith shall be included in such Indemnified Party’s Losses.

4.4       Limitation of Liability. Notwithstanding anything herein to the contrary, no Party will be liable to the other Parties or to any other person for any incidental, special, indirect or consequential damages whatsoever (including, without limitation, lost profits or revenue) in connection with or with respect to this Agreement.

ARTICLE 5

TERMINATION; RIGHT OF FIRST REFUSAL

5.1       No Termination. Except as expressly provided in this Agreement, no Party shall have the right, and each Party hereby agrees not, to dissolve, terminate or liquidate [JD Entity] or to sell or assign its interest in [JD Entity]. No Party shall have the right, and each Party hereby agrees not, to petition a court for the dissolution, termination or liquidation of [JD Entity] except as such rights are provided in this Agreement.

5.2       Events of Dissolution. [JD Entity] shall be dissolved upon the first to occur of the following:

(a)       the approval of all of the Parties to dissolve [JD Entity], but only on the effective date of dissolution specified by such Parties at the time of such approval;

(b)       the sale, exchange, condemnation or involuntary transfer of all or substantially all of the assets of [JD Entity];

(c)       entry of a decree of judicial dissolution pursuant to the laws of the Province of Ontario; and

(d)       any other event requiring by law the dissolution of [JD Entity] notwithstanding the contractual agreement of the Parties to the contrary.

5.3       Termination. Upon the completion of the liquidation of [JD Entity] and the distribution of [JD Entity]’s assets, [JD Entity]’s affairs shall terminate and the Parties shall cause to be executed and filed any and all documents required by the laws of the Province of Ontario to effect the termination of the JD Entity.

5.4       Restrictions on Right to Transfer and Pledge Interests. No Party shall transfer, whether voluntary or involuntary, or pledge or grant a security interest, lien or other encumbrance to any Person all or any part of Party’s rights or Percentage Interest as a [shareholder] (whether economic or non-economic rights) except in accordance with this Article 5. Transfers in breach of the terms of this Article 5 shall be void and of no effect. The Shareholders’ Agreement shall contain substantially similar restrictions.

5.5Offer to Sell Percentage Interest.

(a)       If any Party desires to sell, exchange, or otherwise convey for a consideration, give, or assign its Percentage Interest (the “Offered Interest”), such Party or its duly authorized representative (hereinafter called “Seller”) shall give written notice thereof (“Seller’s Notice”) to (i) Optimira, if ESIV is Seller, (ii) ESIV, if Optimira is Seller, and (iii) Optimira and ESIV, if Dragonfly is Seller, which notice shall include Seller’s offering price for the Offered Interest.

(b)       Upon receipt of Seller’s Notice given by ESIV or Optimira, the recipient Party shall have a period of ten (10) days next following the date of the receipt of Seller’s Notice within which to notify Seller in writing that such Party desires to purchase the Offered Interest. Upon receipt of Seller’s Notice given by Dragonfly, ESIV shall first have a period of ten (10) days next following the date of the receipt of Seller’s Notice within which to notify Seller and Optimira in writing that ESIV desires to purchase the Offered Interest. If ESIV notifies Seller and Optimira that it declines to purchase the Offered Interest, or ESIV fails to respond to Seller’s Notice within ten (10) days, then Optimira shall have an additional ten (10) days within which to notify Seller and ESIV in writing that Optimira desires to purchase the Offered Interest.

(c)       If a recipient Party elects to purchase the Offered Interest, Seller and such Party shall negotiate the terms of such sale, including without limitation the price to be paid for the Offered Interest, for a period of thirty (30) days, or such longer period as the Parties shall agree (the “Negotiating Period”). If the Parties are unable to agree on the terms of such sale within such thirty (30) day period, then Seller may sell the Offered Interest to any Person provided that the terms of such sale, including the price, are no more favorable to such Person than the terms offered by the recipient Party with whom Seller was negotiating, and provided, further, that such sale is closed within sixty (60) days after the end of the Negotiating Period. If a sale is not closed within sixty (60) days after the end of the Negotiating Period, then the Parties’ rights of first refusal under this Section 5.5 shall be reinstated.

(d)       If no recipient Party elects to purchase the Offered Interest, then Seller may sell the Offered Interest to any Person provided that the price of the Offered Interest is no less than Seller’s offering price therefor as set forth in the Seller’s Notice, and provided, further, that such sale is closed within sixty (60) days after the end of the time period set forth in Section 5.5(b) for all Parties to respond to Seller’s Notice. If a sale is not closed within sixty (60) days after the end of the time period set forth in Section 5.5(b) for all Parties to respond to Seller’s Notice, then the Parties’ rights of first refusal under this Section 5.5 shall be reinstated.

(e)       The Shareholders’ Agreement shall contain provisions substantially the same as set forth in this Section 5.5.

ARTICLE 6

CONFIDENTIALITY

6.1       Definition of Confidential Information. “Confidential Information” means all nonpublic information disclosed to a Party (“Recipient”) by another Party (“Discloser”) that has been designated as being confidential. Confidential Information may include, without limitation, (i) information relating to manufacturing processes; (ii) proprietary, technical and development plans, know-how, business and process information, computer software and database information, technologies, systems, structures, programs and architectures, formulae, inventions, discoveries, designs, methods, specifications, drawings, graphs, sketches, photos, diagrams, samples, assays, test data, and all record bearing media containing or disclosing such information and techniques and any other information however documented, kept, stored or recorded that is in whole or in part, a trade secret within the meaning of the trade secret laws of the State of New York, the United States of America, or Canada; (iii) past, current, and planned products and services and research and development techniques, data and results and any record bearing media containing or disclosing such information; and (iv) financial or organizational information concerning Discloser, including, without limitation, marketing, sales, operating, performance, cost and business plans, pricing sheets, market studies, suppliers, historical and projected financial information, budgets, the identities and information concerning investors, advisors, sources of capital and personnel and potential personnel of Discloser and its affiliates, training techniques and materials, identities or information concerning investors and potential investors and customer and potential customer lists, in all such cases whether in oral, written, graphic or electronic form. When appropriate, Confidential Information shall also include any samples, models or prototypes, or parts thereof. The Parties acknowledge that Confidential Information shall include all such information and material that has been disclosed prior to the date hereof and all such information and material that may be disclosed on or following the date hereof. Confidential Information shall also include any such information disclosed by any officer, director, employee or agent of a Party or any of its affiliates (including information relating to such officer, director, employee, representative, advisor or agent), whether or not such officer, director, employee, representative, advisor or agent has been made a party to this Agreement. Confidential Information shall not include any information that: (i) is or subsequently becomes publicly available without Recipient’s breach of any obligation owed to Discloser; (ii) was known to Recipient prior to Discloser’s disclosure of such information to Recipient without any obligation of confidentiality; (iii) becomes available to Discloser on a non-confidential basis from a third party source not bound by a confidentiality obligation or otherwise prohibited from disclosing such information; or (iv) is independently developed by Discloser without access to any Confidential Information.

6.2       Obligation of Non-Disclosure. Each Party agrees to keep strictly confidential all Confidential Information, and shall not, without Discloser’s prior written consent, except as provided for by this Agreement, disclose to any other person or entity any of the Confidential Information; provided, however, that Recipient may disclose the Confidential Information to those of its directors, officers, employees, agents, consultants, advisors, affiliates, or other representatives with a need to know such information (collectively the “Representatives”). Each Party agrees to inform its Representatives of the confidential nature of the Confidential Information and secure their covenant to comply with this Agreement. Each Party agrees that it will safeguard the Confidential Information and that it shall be responsible for any breach of the terms hereunder by it or its Representatives. Each Party understands that if securities of any other

Party or any of its affiliates is, or becomes, publicly traded, it and its Representatives could be subject to fines, penalties and other liabilities under applicable securities laws if it or any of its Representatives trades in such securities while in possession of any material, non-public information concerning such publicly traded Party. Each Party agrees not to trade, and not to allow any of its Representatives to trade, in a publicly traded Party’s securities until such time as it or such Representatives are no longer prohibited from so trading under all applicable securities laws (whether because such publicly traded Party publicly disclosed all material information in the Confidential Information, the Confidential Information no longer contains material, non-public information, or otherwise.

6.3       Compelled Disclosure. In the event that Recipient or any its Representatives is compelled by applicable law, regulation, or legal process to disclose any of the Confidential Information, Discloser shall be promptly notified and both parties shall cooperate fully to seek an appropriate protective order or other confidential protection to the extent practicable.

6.4       Notice of Disclosure. Recipient shall notify Discloser immediately upon discovery of any unauthorized use or disclosure of the Confidential Information or any other breach of this Agreement by Recipient or any its Representatives and will cooperate with Discloser in every reasonable way to help Discloser retain possession of the Confidential Information and prevent its further unauthorized use.

6.5       Return of Confidential Information. In the event that the transactions contemplated in this Agreement are not consummated for any reason, Recipient will, upon request, promptly (a) deliver to Discloser all originals, copies, reproductions and summaries of the Confidential Information in whatever form in the possession of Recipient or its Representatives or (b) or at Discloser’s option, cause the destruction of all such Confidential Information and have one of its senior officers provide a written certification of the same.

6.6       No Warranty of Accuracy. Although the Confidential Information will contain information that Discloser believes to be relevant to the Purposes, Discloser makes no representation or warranty as to the accuracy or completeness of the Confidential Information. Recipient agrees that neither Discloser nor any of its directors, officers, employees, agents, consultants, advisors, affiliates, or other representatives shall have any liability to Recipient, and Recipient shall have no recourse against Discloser, or any of its directors, officers, employees, agents, consultants, advisors, affiliates, or other representatives, resulting from reliance on or use of the Confidential Information.

6.7       Injunctive Relief and Other Remedies. The Parties agree that any unauthorized disclosure of the Confidential Information may cause irreparable harm to Discloser and agrees, without prejudice to the rights and remedies which are otherwise available, that Discloser shall be entitled to seek injunctive or other equitable relief (without bond and without the necessity of showing actual monetary damages) if Recipient or its Representatives breach or threaten to breach any of the provisions of this Article 6.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1       Representations and Warranties by Optimira. Optimira hereby represents and warrants to the other Parties that:

(a)       Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, and has requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. It is duly qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary under applicable law. There are no dissolution, liquidation, winding-up, bankruptcy, insolvency, reorganization, receivership or any similar proceedings pending or, to the knowledge of Optimira, threatened against Optimira.

(b)       Compliance with Instruments and Statutes. The execution and delivery of this Agreement, compliance with the terms and conditions hereof, and consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or violate the provisions of its articles or bylaws; (ii) conflict with, violate the provisions of, constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the creation of a lien or encumbrance on any of its property or assets under any mortgage, indenture, agreement or other instrument to which it is a party or by which any of its properties are bound; (iii) conflict with, violate or require a filing or waiting period under any statute, rule or regulation of any applicable jurisdiction, or any judgment, order or decree of any court or any governmental department, commission or instrumentality applicable to it; or (iv) require the consent or approval of any governmental authority.

(c)       Authority. It has full right, capacity, power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Optimira and its shareholders, and no further acts or proceedings on the part of Optimira or its shareholders are necessary in connection therewith. This Agreement has been duly executed and delivered by Optimira and, assuming due authorization, execution and delivery by the other Parties, constitutes the legal, valid and binding obligation of Optimira enforceable against it in accordance with its terms and conditions, except as such enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or other laws of general application affecting creditors, rights generally or by general principles of equity.

(d)       Legal Proceedings. There are no suits, actions or legal, administrative, arbitration or other proceedings pending or, to the best of Optimira’s knowledge, threatened against or affecting Optimira or its business or assets that would reasonably be expected to materially and adversely affect Optimira’s ability to perform its obligations hereunder.

7.2       Representations and Warranties by ESIV. ESIV hereby represents and warrants to the other Parties that:

(a)       Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. It is duly qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary under applicable law. There are no dissolution, liquidation, winding-up, bankruptcy, insolvency, reorganization, receivership or any similar proceedings pending or, to the knowledge of ESIV, threatened against ESIV.

(b)       Compliance with Instruments and Statutes. The execution and delivery of this Agreement, compliance with the terms and conditions hereof, and consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or violate the provisions of its articles or bylaws; (ii) conflict with, violate the provisions of, constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the creation of a lien or encumbrance on any of its property or assets under any mortgage, indenture, agreement or other instrument to which it is a party or by which any of its properties are bound; (iii) conflict with, violate or require a filing or waiting period under any statute, rule or regulation of any applicable jurisdiction, or any judgment, order or decree of any court or any governmental department, commission or instrumentality applicable to it; or (iv) require the consent or approval of any governmental authority.

(c)       Authority. It has full right, capacity, power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of ESIV and its shareholders, and no further acts or proceedings on the part of ESIV or its shareholders are necessary in connection therewith. This Agreement has been duly executed and delivered by ESIV and, assuming due authorization, execution and delivery by the other Parties, constitutes the legal, valid and binding obligation of ESIV enforceable against it in accordance with its terms and conditions, except as such enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or other laws of general application affecting creditors, rights generally or by general principles of equity.

(d)       Legal Proceedings. There are no suits, actions or legal, administrative, arbitration or other proceedings pending or, to the best of ESIV’s knowledge, threatened against or affecting ESIV or its business or assets that would reasonably be expected to materially and adversely affect ESIV’s ability to perform its obligations hereunder.

7.3       Representations and Warranties by Dragonfly. Dragonfly hereby represents and warrants to the other Parties that:

(a)       Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. It is duly qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary under applicable law. There are no dissolution, liquidation, winding-up, bankruptcy, insolvency, reorganization, receivership or any similar proceedings pending or, to the knowledge of Dragonfly, threatened against Dragonfly.

(b)       Compliance with Instruments and Statutes. The execution and delivery of this Agreement, compliance with the terms and conditions hereof, and consummation of the transactions contemplated hereby, do not and shall not: (i) conflict with or violate the provisions of its [articles or bylaws]; (ii) conflict with, violate the provisions of, constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the creation of a lien or encumbrance on any of its property or assets under any mortgage, indenture, agreement or other instrument to which it is a party or by which any of its properties are bound; (iii) conflict with, violate or require a filing or waiting period under any statute, rule or regulation of any applicable jurisdiction, or any judgment, order or decree of any court or any governmental department, commission or instrumentality applicable to it; or (iv) require the consent or approval of any governmental authority.

(c)       Authority. It has full right, capacity, power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Dragonfly and its [shareholders], and no further acts or proceedings on the part of Dragonfly or its shareholders are necessary in connection therewith. This Agreement has been duly executed and delivered by Dragonfly and, assuming due authorization, execution and delivery by the other Parties, constitutes the legal, valid and binding obligation of Dragonfly enforceable against it in accordance with its terms and conditions, except as such enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or other laws of general application affecting creditors, rights generally or by general principles of equity.

(d)       Legal Proceedings. There are no suits, actions or legal, administrative, arbitration or other proceedings pending or, to the best of Dragonfly’s knowledge, threatened against or affecting Dragonfly or its business or assets that would reasonably be expected to materially and adversely affect Dragonfly’s ability to perform its obligations hereunder.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1       Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to the other Parties at the address set forth below:

(a)	If to ESIV, to it at:

Essential Innovations Technology Corp

#101-5219 192nd Street

Surrey, B.C. V3S 4P6

Canada

Facsimile No. 604 574 9597

Attention: Mr. Jason McDiarmid

With copies to:

HOLMES & COMPANY

SUITE 1880, OCEANIC PLAZA

1066 WEST HASTINGS STREET

VANCOUVER, BRITISH COLUMBIA V6E 3X1 CANADA

Telephone:  +1-604-688-7861

Fax:  +1-604-688-0426

Attention: Stephen Holmes

(b)	If to Dragonfly, to them at:
Jeffrey Singer

The Graybar Building

420 Lexington Avenue

Suite 2620

New York, NY 10170	With copies to:

Principal Office

The Packard Building

1310 S. Tryon Street

Suite 109

Charlotte, NC 28203

(c)	If to Optimira Energy, to it at:

Optimira Energy, Inc.

60 East 42nd Street

Suite 3405

New York, New York 10165

USA

Attention: Mr. Stephen Clevett

Facsimile No. 212-867-9746

and

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth St., NW

Washington, DC 20001-3721

USA

Attention: Kenneth B. Weiner, Esq.

Facsimile: 202-654-1801

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Notices shall be effective upon receipt.

8.2       Disclaimer of Agency. This Agreement does not create any relationship beyond the scope set forth herein, and shall not constitute or create a joint venture, partnership or other similar arrangement among the Parties. This Agreement shall not constitute any Party the legal representative or agent of any other, nor shall any Party have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Party or [JD Entity].

8.3       Entire Agreement. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof, including without limitation the Summary of Terms and Conditions, dated June 8, 2007, between Optimira and ESIV. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the Party to be charged.

8.4       Amendment. This Agreement may be amended or modified only by a written instrument executed by the Parties.

8.5       Governing Law. The parties hereby agree that any dispute arising under this Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws rules other than Section 5-1401 of the New York General Obligations Law.

8.6       Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. This Agreement, nor any right hereunder or thereunder, may be assigned by any Party without the prior written consent of the other Parties, and any purported assignment in violation of this Agreement shall be void ab initio.

8.7       Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

8.8       Survival of Rights Duties and Obligations. Termination of this Agreement for any cause shall not release either Party from any liability which at the time of termination has already accrued to the other Party hereto or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination hereof affect in any way the survival of and right, duty or obligation of any Party which is expressly stated elsewhere in this Agreement to survive termination hereof.

8.9       Captions and Exhibits. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All Exhibits attached hereto shall be considered a part hereof as though fully set forth herein.

8.10     No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

8.11     No Waivers. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

8.12     Further Assurances. From time to time prior to, the Parties hereto will execute all such instruments and take all such actions as another Party shall reasonably request (and which it is reasonably within their respective powers to accomplish), in connection with the carrying out and effectuating of the intent and purposes hereof and all transactions and things contemplated by this Agreement.

8.11     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement. Any counterpart may be executed by facsimile signature or any image transmitted by electronic mail (such as a pdf file) and such facsimile signature or image shall be deemed an original.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalves by their duly authorized representatives as of the date first set forth above.

OPTIMIRA ENERGY CANADA, INC. By: /s/ Stephen H. Clevett Stephen H. Clevett, President and CEO	ESSENTIAL INNOVATIONS TECHNOLOGY CORP By: /s/ Jason McDiarmid Jason McDiarmid President and CEO
DRAGONFLY CAPITAL By: /s/ Jeff Singer Name: Title:

Exhibit A

PROJECTS

1.	Diamondview Estates: Phase 1 – 70 4,000 – 6,000 sq. ft luxury homes with another future phase of 200 – 225 condominium units. Project estimated cost for Phase 1 - C$1.5/1.75MM
2.	Ginn Sur Mer, Bahamas: US$5B real estate project – 860 single family homes, golf courses, hotels casinos, air strip, etc.
3.	Latoria Condo Project – 94 condominium units on Vancouver Island